EXHIBIT 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

Laredo Petroleum Names Karen Chandler Senior Vice President and Chief Operating Officer
TULSA, OK - October 17, 2018 - Laredo Petroleum, Inc. (NYSE: LPI) ("Laredo" or the "Company") today announced the promotion of T. Karen Chandler to Senior Vice President and Chief Operating Officer. Dr. Chandler joined Laredo in 2012 and has served as Vice President—Operations since 2016.
"We are fortunate to have a leader of Karen's caliber on our team," said Randy A. Foutch, Chairman and Chief Executive Officer. "Karen has been instrumental in improving the efficiency of our operational activities during the last two years, which has been a challenging task as we have worked to optimize our development plan. As we refocus on capital efficiency in 2019, I am confident that Karen's team will continue to deliver its impressive operational performance."
Prior to joining Laredo, Dr. Chandler was employed with ExxonMobil for 15 years, performing a variety of managerial and technical functions in drilling, completions and technology development. Dr. Chandler holds a Bachelor of Science in Chemical Engineering from the University of Kentucky, and a Master of Science and Ph.D. in Chemical Engineering from Georgia Institute of Technology.
About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties, and the transportation of oil and natural gas from such properties, primarily in the Permian Basin in West Texas.
Additional information about Laredo may be found on its website at www.laredopetro.com.

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Contacts:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

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